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                                                                     Exhibit 5.1

                         Cooley Godward LLP Letterhead



May 14, 1998

RiboGene, Inc.

                                        ROBERT J. BRIGHAM
                                        650/843-5053
                                        brighamrj@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by RiboGene, Inc. (the "Company") of a Registration Statement on Form S-1 on October 27, 1997, as amended (the "Registration Statement") with the Securities and Exchange Commission covering the underwritten public offering of up to 3,105,000 shares of the Company's Common Stock (the "Shares").

In connection with this opinion, we have (i) reviewed the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the shares of Common Stock will be sold to the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By:
   -----------------------
    Robert J. Brigham